Exhibit 3.3

                                    AMENDMENT

                                     TO THE

                                     BY-LAWS

                                       OF

                             ASCENT ASSURANCE, INC.

                                  April 5, 2000

Pursuant to the provisions of Article XI Section 11.1 (B) of the Amended and Restated By-laws of Ascent Assurance, Inc., the Board of Directors hereby adopts the following amendment to Article II Section 2.7 of such By-laws.

                                   ARTICLE II

Section 2.7

The penultimate sentence of Article II, Section 2.7 of the Amended and Restated By-laws of the Corporation shall be, and hereby is, amended to read in its entirety as follows:

"Whenever a special meeting is called pursuant to the preceding sentence, notice of such special meeting shall be given by the Secretary or by a person calling the meeting to each director by mailing the same, postage prepaid, not later than the second day before the meeting, or personally or by telegraphing, telephoning or telecopying the same not later than the day before the meeting."